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                                                                  EXHIBIT (c)(9)

                                 EXCERPTS FROM
                              VALLEN CORPORATION
                             MINUTES OF MEETING OF
                 COMPENSATION COMMITTEE OF BOARD OF DIRECTORS
                               September 2, 1999

Retention and Transition Awards
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     RESOLVED, that the Company grant to [   ] specified key personnel awards in
amounts to be recommended by the Chief Executive Officer and approved by the Committee, to be paid to them if: a) such person's performance remains satisfactory; b) a "Change in Control" occurs prior to May 30, 2000; and c) such person agrees to continue employment and support transition efforts for up to 90 days after closing.

     RESOLVED, that such awards shall be paid by the Company simultaneously with the closing of any transaction that effects a "Change in Control" and, if requested for transition, execution by the employee of a letter agreeing to the terms of item (c) above.

     RESOLVED, that "Change in Control" for purposes of all actions taken herein shall mean and shall be deemed to have occurred, in the event that (X) Leonard
J. Bruce, together with his affiliates and associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) and all of their respective executors, administrators, heirs and devisees, cease to own or hold voting securities of Vallen Corporation entitling the holder thereof to cast at least 50% of all votes cast in the election of directors (giving proportional effect to any voting rights in the election of directors held by any classes or series of stock) and (Y) any holder of such voting securities other than holders specified in the preceding clause (X) owns or holds, together with such other holder's affiliates and associates, and persons acting in concert with such other holder or acting as part of a group with such holder, a greater percentage of such voting securities (determined in the same manner as for purposes of such clause (X).

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Specified Key Personnel
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     RESOLVED, that the persons eligible for the Retention and Transition Pool
 . . . are:

     Key, David
     Stephenson, Leighton

Stock Option Vesting
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     RESOLVED, that all stock options granted under the 1985 Stock Option Plan or otherwise through September 30, 1998 that have not expired or been exercised on the date that a "Change of Control" occurs shall automatically become fully vested and exercisable if a "Change of Control" occurs prior to May 30, 2000.

     RESOLVED, that future stock options not yet granted, including those contemplated by the Committee at its September 9, 1998 meeting, will remain available and be considered for future grants at the discretion of the Committee.

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